Exhibit 21
SUBSIDIARIES OF CONAGRA FOODS, INC.
ConAgra Foods, Inc. is the parent corporation owning, directly or indirectly, 100% of the voting securities (unless otherwise noted) of the following subsidiaries principally engaged in the production and distribution of food products (unless otherwise noted) as of May 31, 2009:

Jurisdiction of
Subsidiary	Formation

ConAgra Foods Canada, Inc. / Aliments ConAgra Canada, Inc.	Canada

ConAgra Foods Enterprise Services, Inc.	Delaware

ConAgra Foods Export Company, Inc.	Delaware

ConAgra Foods Food Ingredients Company, Inc. (owns 100% of one domestic company)	Delaware

ConAgra Foods Lamb Weston, Inc. (owns 100% of one domestic limited liability companies, 82% of one domestic limited liability company, and 49% of one domestic limited liability corporations)	Delaware

ConAgra Foods Packaged Foods, LLC	Delaware

ConAgra Foods RDM, Inc.	Delaware

ConAgra Foods Sales, Inc.	Delaware

ConAgra Grocery Products Company, LLC (owns 100% of three domestic corporations, 77% of one domestic corporation, 50% of one foreign entity, and less than 1% of four foreign entities)	Delaware

ConAgra International, Inc. (owns 23% of one domestic corporation, 54% of one foreign entity, 100% of five foreign entities, 66% of one foreign entity, 98% of one foreign entity, 99% of three foreign entities, and less than 1% of five foreign entities.)
Delaware

ConAgra Limited/ConAgra Limitée (owns 100% of one Canadian corporation, 100% of one foreign entity, and 50% of one Canadian corporation)	Canada

Lamb Weston Sales, Inc.	Delaware
The corporations listed above are included in the consolidated financial statements, which are a part of this report.